                                UNITED STATES                    SEC File Number
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                                                   Cusip Number
                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One)  X Form 10-KSB __ Form 20-F __ Form 11-K  __ Form 10-Q __ Form N-SAR
             -
                 For Period Ended:
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended: July 31, 2000

 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

   Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

         Goldonline International, Inc.
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Full Name of Registrant

         Benton Ventures, Inc.
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Former Name if Applicable

         111 Rhodes
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Address of Principal Executive Office (STREET AND NUMBER)

         Conroe, TX  77301
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City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 x       (a)     The reasons described in reasonable detail in Part III of this
 -               form could not be eliminated without unreasonable effort or expense;

 x       (b)     The subject annual report, semi-annual report, transition
 -               report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

The Company is awaiting information from third parties and requires additional time to complete preparation of a complete and accurate Form 10-KSB.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                James G. Gordon           (409)                 756-6888
         --------------------------     -----------        ------------------
                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
         x Yes   __ No
         -
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?    x Yes   __ No
                                       -
         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                        Goldonline International, Inc.
             ------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Goldonline International, Inc.


Date: October 30, 2000                By /s/ James G. Gordon
    ---------------------------        ----------------------------------------
                                             James G. Gordon, President

                        GOLDONLINE INTERNATONAL, INC.
                             Rider to Form 12b-25
                            Dated October 30, 2000

It is anticipated that Registrant will report sales of approximately $1,634,000 and net loss of $214,000 from continuing operations for the year ended July 31, 2000.